Exhibit 10.13

CREDIT AGREEMENT

among

DYNASTY CAPITAL STRATEGIES LLC

and

EACH SERIES LIMITED LIABILITY COMPANY THEREOF

LISTED ON SCHEDULE 1 HERETO

as Borrower,

DYNASTY FINANCIAL PARTNERS, LLC

as Parent

and

UMB BANK, n.a.

as Lender

Dated as of November 17, 2020

i

5.09	Environmental Matters	30
5.10	Liability Insurance	30
5.11	Taxes	30
5.12	ERISA Compliance	30
5.13	Margin Regulations; Investment Company Act	30
5.14	Location of Offices	30
5.15	RPI Agreements	30
5.16	Securities	31
5.17	Solvency	31
5.18	Disclosure	31

	ARTICLE VI
	AFFIRMATIVE COVENANTS

6.01	Financial Statements and Other Information	32
6.02	Notices	32
6.03	Payment of Obligations	33
6.04	Preservation of Existence, Etc.	33
6.05	Maintenance of Insurance	33
6.06	Compliance with Laws	33
6.07	Books and Records	33
6.08	Inspection Rights	33
6.09	Use of Proceeds	34
6.10	Compliance with Environmental Laws	34
6.11	Deposit Accounts	34
6.12	Material Agreements	34
6.13	Information Regarding Collateral	34
6.14	Further Assurances	35
6.15	Compliance with Loan Documents	35
6.16	Authorizations; Consents and Approvals	35
6.17	Maintenance of Liens	35
6.18	Financial Covenants	35

	ARTICLE VII
	SECURITY

7.01	Liens and Security Interest	36
7.02	Lender Offset	36
7.03	Agreement to Deliver Additional Security Documents	36

	ARTICLE VIII
	NEGATIVE COVENANTS

8.01	Liens	37
8.02	Indebtedness	37
8.03	Investments	37
8.04	Fundamental Changes	37
8.05	Dispositions	38
8.06	Restricted Payments	38
8.07	Change in Nature of Business	38

8.08	Transactions with Affiliates	38
8.09	Restrictive Agreements	38
8.10	Accounting Changes	38
8.11	ERISA	38

	ARTICLE IX
	EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default	38
9.02	Remedies upon Event of Default	40

	ARTICLE X
	CONTINUING GUARANTY

10.01	Guaranty Agreement	41
10.02	Rights of Lender	41
10.03	Certain Waivers	41
10.04	Obligations Independent	42
10.05	Subrogation	42
10.06	Termination; Reinstatement	42
10.07	Subordination	42
10.08	Stay of Acceleration	42
10.09	Condition of Borrower	42

	ARTICLE XI
	MISCELLANEOUS

11.01	Waivers; Amendments	43
11.02	Notices	43
11.03	Expenses; Indemnification	44
11.04	Successors and Assigns	45
11.05	Governing Law; Jurisdiction; Consent to Service of Process	46
11.06	WAIVER OF JURY TRIAL	47
11.07	Right of Setoff; Payment Set Aside	47
11.08	Counterparts; Integration	48
11.09	Survival	48
11.10	Severability	48
11.11	Interest Rate Limitation	48
11.12	Confidentiality	49
11.13	USA PATRIOT Act Notice	49
11.14	State-Specific Provisions	49

Schedules

Schedule 1 – List of Series

Exhibits

Exhibit A - RPI Agreements

Exhibit B - Form of Account Control Agreement

Exhibit C - Form of Compliance Certificate

Exhibit D - Form of Loan Notice

Exhibit E - Form of Security Agreement

Exhibit F - Form of Revolving Credit Note

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 17, 2020, among DYNASTY CAPITAL STRATEGIES LLC, a Delaware limited liability company (“DCS”) on behalf of itself and each of its series party from time to time party hereto and identified on Schedule 1 hereto (each, a “Series”; DCS acting on behalf of each applicable Series identified on Schedule 1 is hereinafter referred to as a “Borrower” and collectively, the “Borrowers”), DYNASTY FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Parent” or “Dynasty”), and UMB BANK, n.a. (the “Lender”).

W I T N E S E T H:

WHEREAS, the Borrowers have requested that the Lender provide a $20,000,000 revolving credit facility to the Borrowers on a joint and several basis, and the Lender has indicated its willingness to provide such revolving credit facility, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.01         Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an Account Control Agreement substantially in the form of Exhibit B.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Margin” means 3.00% per annum.

“Attributable Indebtedness” means, with respect to any Person on any date, and without duplication, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Availability Amount” means, on any day (a) the Available Commitment minus (b) the aggregate outstanding principal amount of all Revolving Loans after giving effect to any borrowings and prepayments and repayments thereof, as the case may be, occurring on such date, in each case determined as of such day.

“Availability Period” means in respect of the Revolving Credit Commitment, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Commitment, (ii) the date of termination of the Revolving Credit Commitment pursuant to Section 2.04, and (iii) the date of termination of the commitment of the Lender to make Revolving Loans.

“Available Commitment” means the lesser of: (a) the Commitment and (b) eighty percent (80%) of the aggregate Validated RPI Receivables.

“Base Rate” shall mean the Prime Rate; provided, however, that the annual interest rate on the outstanding principal amount of any Loan shall never be less than 3.50%. If and when the Base Rate (or any component thereof) changes, the rate of interest with respect to any amounts hereunder to which the Base Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Payment Office is located and, if such day relates to the LIBOR Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by a Borrower or an Excluded Series and clear of all Liens (other than Liens created under the Security Documents and the other Liens permitted hereunder):

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)            certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (A) the Lender or (B) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(c)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with the Lender or any other financial institution satisfying the criteria described in clause (b) above;

(d)            commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(c)            Investments, classified in accordance with GAAP as current assets of the Borrower, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and have portfolio assets of at least $5,000,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change in Control” means the occurrence of one or more of the following events: (a) the failure of the Parent to own at least 51% of the Equity Interests of DCS; or (b) any transfer or delegation of the Parent’s management or control rights of DCS under the Operating Agreement shall have occurred other than as expressly permitted by the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the collateral pledged by the Borrower pursuant to the Security Documents to which the Borrower is a party, and any other property in which the Lender is granted a Lien under any Security Document as security for all or any portion of the Obligations.

“Commitment” means the Revolving Credit Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 3% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, at any date of determination and without duplication, an amount equal to Net Income of the Borrowers and any Excluded Series for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Net Income (without duplication): (i) Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Net Income, and plus or minus (c) extraordinary cash flow items suggested by Borrowers to which Lender may agree in its sole discretion for purposes of calculating EBITDA, provided, however, for any Measurement Period in which any Borrower has entered into a RPI Agreement (and such RPI Agreement is not excluded pursuant to Section 2.01(c)), until a full twelve months has elapsed, EBITDA shall be calculated on a pro forma basis such that the Measurement Period shall include the full twelve (12) months of underwritten revenues and, to the extent applicable, any expenses for such Borrower (“Run Rate EBITDA”).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (c) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Series” means any Series for which an Exclusion Event has occurred and is continuing with regard to the RPI Agreement of such Series or the Issuer thereunder, or which is otherwise not a Borrower hereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.05, amounts with respect to such Taxes were payable to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 3.04(f) and (d) any withholding Taxes imposed under FATCA.

“Exclusion Event” shall have the meaning set forth in Section 2.01(c) hereof.

“FATCA” means Sections 1471 through 1474 of the (Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the (Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Foreign Lender” means the Lender if it is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means the Guaranty made by the Parent under Article X hereof in favor of the Lender.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Rate Management Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness of such Person; (g) all cash obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Rate Management Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.03(b).

“Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Borrowers and any Excluded Series for the most recently completed Measurement Period.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) EBITDA, to (b) Interest Charges.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person, and (d) revenue sharing by contract right. For the avoidance of doubt, the RPI Agreements and related transactions are included within the definition of “Investment”.

“IRS” means the United States Internal Revenue Service.

“Issuer” means a Person in which a Borrower has made an Investment under a RPI Agreement.

“Key Man Insurance Policy” means a life insurance policy or life insurance policies on the primary individual or individuals, as applicable, operating an Issuer.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LIBOR Rate” means the rate per annum (rounded upwards, if necessary, to the next 1/8th of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to relevant advances) fixed by the British Bankers’ Association at 11:00 a.m., London time, relating to quotations for the one (1) month London InterBank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by the Lender from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) as determined by Lender at approximately 10:00 a.m. Kansas City, Missouri time on the relevant date of determination. The LIBOR Rate shall initially be determined as of the date of the initial advance of funds to Borrower under any Loan and shall adjust effective each Business Day thereafter.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any casement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means the aggregate amount of cash to the extent owned by any Borrower and any Excluded Series and clear of all Liens (other than Liens created under the Security Documents and the other Liens permitted hereunder) and Cash Equivalents.

“Loan” means an extension of credit by the Lender to a Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means this Agreement, the Notes, the Security Documents, any Rate Management Agreement and all other indemnification agreements, documents, instruments, certificates and agreements now or hereafter executed in connection with the Loans, as the same may be amended, replaced, or supplemented from time to time.

“Loan Notice” means a notice of request for a Revolving Loan pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit D.

“Loan Party” means individually, and “Loan Parties” means collectively, the Borrowers and Parent.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of DCS; (b) a material impairment of the rights and remedies of the Lender under any Loan Documents, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Agreement” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $200,000 or more or otherwise material to the business, condition (financial or otherwise), liabilities (actual or contingent), assets, operations, performance, properties or prospects of such Person, including but not limited to the applicable RPI Agreements.

“Maturity Date” means the earlier of (a) October 30, 2023; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination pursuant to Section 6.19, the most recently completed period of four (4) consecutive fiscal quarters of Borrower for which financial statements have been delivered to Lender pursuant to Section 6.01 (a) or (b).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, at any date of determination and without duplication, the net income (or loss) of all the Borrowers and any Excluded Series for the most recently completed Measurement Period as determined in accordance with GAAP.

“Note” means individually, and “Notes” means collectively, the Revolving Credit Note and any other promissory notes issued in connection with this Agreement.

“Obligations” shall mean, collectively, (i) all indebtedness, whether of principal, interest, fees, expenses or otherwise, of any Loan Party to the Lender, whether now existing or hereafter incurred including, but not limited to, future loans and advances, if any, in each case arising under this Agreement, the Notes and the other Loan Documents, as the same may be amended from time to time in accordance with the terms hereof or thereof, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (ii) all Rate Management Obligations; (iii) all obligations under or in connection with any deposit account, lockbox, overdraft protection, automated clearing house service, corporate, purchasing and other multi-card services, or other cash management service provided to the Borrower in connection with the transactions contemplated by this Agreement and the other Loan Documents and entered into up to and including December 31, 2020; (iv) all reasonable and documented costs and expenses including, without limitation, to the extent permitted by law, reasonable and documented attorneys’ fees and legal expenses, actually incurred by the Lender in the collection of any of the Indebtedness referred to in clauses (i), (ii) or (iii) above in amounts due and owing to the Lender under this Agreement or the other Loan Documents; and (v) any advances made by the Lender for the maintenance, preservation, protection or enforcement of, or realization upon, any property or assets now or hereafter made subject to a Lien granted pursuant to this Agreement, the other Loan Documents or pursuant to any agreement, instrument or note relating to any of the Obligations, including, without limitation, advances for taxes, insurance, repairs and the like.

“Operating Agreement” shall mean the Limited Liability Company Agreement of DCS dated as of April 3, 2017 by and among the Parent, as the sole member and Manager (as defined therein), as the same may be amended, restated, supplemented and/or modified from time to time.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” shall have the meaning in the introductory paragraph hereof.

“Payment Office” means the office of the Lender located at 1010 Grand Boulevard, Kansas City, MO 64106, or such other location as to which the Lender shall have given written notice to the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company and series thereof, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum as published in The Wall Street Journal (Western Edition), or a mutually agreeable alternative source of the prime rate if it is no longer published in The Wall Street Journal (Western Edition) or the method of computation thereof is substantially modified.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity’ derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of any Borrower to the Lender or any Affiliate of Lender, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, manager, general partner, assistant treasurer, controller or other authorized Person of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revenue Participation Interest” means an interest issued pursuant to a RPI Agreement evidencing the applicable Issuer’s obligation to make payments to the applicable Borrower under such RPI Agreement.

“Revolving Credit Commitment” means the obligation of the Lender to make Revolving Loans to the Borrowers in an aggregate principal amount of $20,000,000.

“Revolving Credit Note” means the Revolving Credit Note of the Borrowers payable to the order of the Lender, in substantially the form of Exhibit F attached hereto.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“RPI Agreement” means a revenue participation agreement by which a Borrower or other Series has made an Investment in a Person in exchange for a Revenue Participation Interest, and such agreement executed after the date hereof that also includes at minimum (a) quarterly minimum payments (not payment in kind) to a Borrower after the first year, and (b) a requirement that such Person carry a Key Man Insurance Policy.

“RPI Receivable” means the total outstanding obligation owing by an Issuer to a Borrower under a RPI Agreement.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit E, made by the Borrowers to the Lender.

“Security Documents” means the security agreements, financing statements, assignments and other documents and instruments from time to time executed and delivered pursuant to this Agreement to secure any of the Obligations, and any documents or instruments amending or supplementing the same, including, without limitation, the security interests granted to the Lender pursuant to Article VII hereof and the Security Agreement.

“Senior Debt to EBITDA Ratio” means, as of any relevant date of determination, the ratio of (a) Borrowers’ Obligations to Lender, as renewed, extended, modified or refinanced, as of such date to (b) EBITDA of the Borrowers and any Excluded Series on a consolidated basis for the Measurement Period most recently ended.

“Series” has the meaning set forth in the preamble hereto and any other “series” of DCS pursuant to the Delaware Limited Liability Company Act.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, series limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Termination Value” means, in respect of any one or more Rate Management Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Management Agreements, (a) for any date on or after the date such Rate Management Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Rate Management Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Management Agreements.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $500,000.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and other Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.

“UCC” means the Uniform Commercial Code as in effect in the State of Missouri; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Missouri, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Validated RPI Receivable” means an RPI Receivable for which Lender has received either (a) a fully executed RPI Agreement or (b) a fully executed (i) term sheet and (ii) certification from the applicable Borrower or DCS that a RPI Agreement (and personal guaranty, required by DCS in its sole and absolute discretion) has been, or will be at the time of the funding of a Loan the proceeds of which will be used to fund the applicable Revenue Participation Interest, entered into between the applicable Borrower and the applicable Issuer under the applicable RPI Agreement (any RPI Receivable described in this clause (b) being hereinafter referred to as a “Term Sheet Validated RPI Receivable”), provided, for purposes of clause (b) hereof, to the extent any term sheet contains terms which do not conform to the definition of an RPI Agreement, then the RPI Receivable in connection therewith shall not constituted a Validated RPI Receivable hereunder.

“Withholding Agent” means the applicable Borrower and the Lender.

1.02         Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved or required by the Borrower’s independent public accountants) with the most recent reviewed financial statements of the Borrower delivered pursuant to Section 6.01(a).

1.03         Terms Generally. The definitions of terms herein shall apply equally to (the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (e) all references to a specific time shall be construed to refer to the time in the city and state of the Lender’s Payment Office, unless otherwise indicated.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         The Commitments and Loans.

(a)            Revolving Credit Commitment. Subject to the terms and conditions set forth herein, the Lender shall make loans (each such loan, a “Revolving Loan”) to each Borrower (and each New Borrower pursuant to Section 2.10(a)) requesting such Loan from time to time on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Lender’s Revolving Credit Commitment. During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms of this Agreement.

(b)            Limitation on Borrowing and Re-Borrowings. Notwithstanding anything to the contrary herein contained, the Lender shall not be required to advance any Revolving Loan hereunder if:

(i)            after giving effect to such Revolving Loan, the Availability Amount would be less than zero; or

(ii)            an Event of Default or, to the Borrowers’ knowledge, a Default exists.

(c)            Exclusion Events. If any of the following events (each, an “Exclusion Event”) shall occur with respect to any RPI Agreement or an Issuer thereunder, then such RPI Agreement shall no longer be included in the calculation of the Available Commitment:

(i)            the Issuer shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (F) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(ii)            an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority’ approving a petition seeking such Issuer’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Issuer or of all or substantially all of its assets, and such order, judgment, or decree shall continue unstayed and in effect for a period of sixty (60) days;

(iii)            any actions, suits, proceedings, claims or disputes, at law, in equity, in arbitration or before any Governmental Authority, against the Issuer or any of its assets or against a Borrower that (a) purport to affect or pertain to the RPI Agreement or any related document to which such Issuer is a party, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a material adverse effect on such Issuer;

(iv)          any final, non-appealable judgment(s) for the payment of money which is not otherwise covered by insurance in the aggregate which exceed twenty percent (20%) of its net worth shall be rendered against such Issuer, and such judgment or judgments shall not be satisfied or discharged within at least sixty (60) days after such judgment(s) is rendered;

(v)           an Issuer or principal of Issuer shall pursuant to a written instrument repudiate, challenge, or declare unenforceable its obligations under its RPI Agreement, Revenue Participation Interest, personal guaranty (if required by DCS in its sole and absolute discretion) or related documents and instruments, or shall otherwise disaffirm in writing any material provision of its RPI Agreement, personal guaranty (if required by DCS in its sole and absolute discretion) or Revenue Participation Agreement;

(vi)          an Issuer shall fail to comply with any covenant or requirement under its RPI Agreement or Revenue Participation Agreement, subject to any applicable notice or cure periods, or shall otherwise be in default under its RPI Agreement or Revenue Participation Agreements in any material respect, following any applicable notice requirements or cure periods;

(vii)         the Borrowers shall fail to deliver to the Lender true and correct copies of the fully executed RPI Agreement and all related documents within ten (10) Business Days following such execution thereof for any Term Sheet Validated RPI Receivable included in the calculation of the Available Commitment and, to the extent the Borrower has originals of any such document, delivery of such originals upon the earlier of (A) such time period as is reasonably practicable or (B) two (2) Business Days following Lender’s request for originals;

(viii)        within twenty (20) Business Days of delivery of an executed RPI Agreement to Lender, the Lender shall find (A) the terms of the fully executed RPI Agreement to not conform to the definition of RPI Agreement or (B) that such RPI Agreement contains new or non-conforming material terms inconsistent with the RPI Agreements identified on Exhibit A as of the Closing Date; or

(ix)           the occurrence of any circumstance or event with respect to any such RPI Agreement or Issuer which, in the reasonable discretion of the Lender, could reasonably be expected to materially impair the ability of any Borrower to fulfill any of their payment obligations under the Loan Documents.

(d)           The Borrowers’ obligation to pay the principal of, and interest on, the Revolving Loans shall be evidenced by the records of the Lender and by the Revolving Credit Note. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Revolving Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

2.02         Requests for Advances. (a) Each request for a Revolving Loan shall be made upon a Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 10:00 a.m. on the requested date of any borrowing of Revolving Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Loan Notice (whether telephonic or written) shall specify (i) the identity of the Borrower, (ii) the requested date of the borrowing (which shall be a Business Day) and (iii) the principal amount of Revolving Loans to be borrowed.

(b)           Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such borrowing is the initial advance under such Commitment, Section 4.01), the Lender shall make funds available to the applicable Borrower by crediting the account of such Borrower on the books of the Lender with the amount of such funds.

2.03         Prepayments.

(a)           Optional. The Borrowers may, upon notice to the I Lender, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 10:00 a.m. on the date of prepayment of such Loans; and (B) any prepayment of the Loans shall be in a principal amount of $50,000 or a whole multiple of $5,000 in excess thereof or if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Loan to be prepaid. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory.

(i)             In the event of any buy-back, claw-back, or other reduction of outstanding amount of any Revenue Participation Interest which results in the aggregate outstanding amount of Revolving Loans exceeding the Available Commitment, then the Borrowers shall immediately pay such excess to the Lender, in immediately available funds promptly after the occurrence of the reduction in the outstanding amount of such Revenue Participation Interest (but in no event later than two (2) Business Days), and, in the event of such repayment, the Borrowers shall deliver to Lender with such payment a Compliance Certificate evidencing compliance with the Available Commitment.

(ii)           In the event and on such occasion that the aggregate outstanding amount of Revolving Loans exceeds the Available Commitment, then the Borrowers shall pay on demand such excess to Lender, in immediately available funds promptly on demand (but in no event later than two (2) Business Days); provided that the amount of such excess shall be paid to the Lender concurrently with the creation of such excess if it results from any willful act of the Borrowers.

2.04          Termination or Reduction of Commitments. The Borrowers may, upon notice to the Lender, terminate the Revolving Credit Commitment, or from time to time permanently reduce the Revolving Credit Commitment; provided that (i) any such notice shall be received by the Lender not later than 10:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $50,000 or any whole multiple of $5,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce the Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate outstanding amount of all Revolving Loans would exceed the Revolving Credit Commitment.

2.05         Repayment of Revolving Loans. The Borrowers shall repay to the Lender on the Maturity Date for the Revolving Credit Commitment the aggregate principal amount of all Revolving Loans outstanding on such date.

2.06         Interest.

(a)           Subject to the provisions of Section 2.06(b), each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBOR Rate plus the Applicable Margin; however, in no event shall the interest rate be less than 3.50 percent per annum.

(b)           (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the Lender’s option such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          At the Lender’s request, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on the fifteenth (15th) day of each calendar quarter for the immediately preceding calendar quarter, on the Maturity Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07         Fees.

(a)           Nonuse Fee. A fee of 0.50% per annum (the “Nonuse Fee”) on the daily unused portion of the Availability Amount from the Effective Date to and including the Maturity Date, payable quarterly in arrears, on the last day of each calendar quarter hereafter and on the Maturity Date; and

(b)           Bank Expenses. All Bank Expenses (including reasonable and documented attorneys’ fees and expenses) incurred through and after the Effective Date, when due.

2.08         Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09, bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09         Payments Generally. The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

2.10         Addition and Removal of Borrowers.

(a)           At any time and from time to time, the Borrowers may, at their sole cost, expense and effort, request that one or more series of DCS be added hereto as a Borrower for all purposes of the Loan Documents (each a “New Borrower”), in each case by submitting to the Lender a revised Schedule 1 in the form attached hereto with such New Borrower included acknowledged by the existing Borrowers and, upon the delivery thereof to the Lender, each such New Borrower shall be deemed to be a “Borrower” for all purposes of the Loan Documents, and Schedule 1 hereto shall be automatically amended and restated in the form of the revised Schedule 1 delivered pursuant to this Section 2.10(a). Notwithstanding anything to the contrary herein contained, the parties hereto agree that the Lender may (in its sole and absolute discretion) condition the addition of any New Borrower as a “Borrower” upon (1) such New Borrower satisfying its then-effective credit criteria, (2) the completion of its due diligence with respect to each such New Borrower, (3) its receipt of such internal credit approval, acceptable lien search results, certificates, financial statements, control agreements, opinions of counsel and other documents and information as the Bank may require, (4) the payment of any fee charged by, or cost or expense of, the Lender, and (5) such other criteria as the Lender may, in its sole and absolute discretion, choose.

(b)           At any time and from time to time a Borrower may elect to be removed as a Borrower hereunder (each a “Departing Borrower”) by submitting to the Lender a revised Schedule 1 in the form attached hereto with such Departing Borrower removed acknowledged by the remaining Borrowers, provided that such removal shall not be effective until the Lender shall have received payment of the following through and including such Removal Date: (i) the outstanding principal balance of all Loans made to the Departing Borrower, (ii) all accrued and unpaid interest thereon, (iii) all fees and expenses owing under the Loan Documents by the Departing Borrower, and (iv) all other monetary obligations owing under the Loan Documents by the Departing Borrower. Upon the effectiveness of the removal as herein provided, (A) each such Departing Borrower shall cease to be a “Borrower” for all purposes of the Loan Documents (other than such provisions thereof that by their terms survive the termination or other expiration thereof), and (B) Schedule 1 hereto shall be automatically amended and restated in the form of the revised Schedule 1 delivered pursuant to this Section 2.10(b).

ARTICLE III

TAXES; YIELD PROTECTION AND ILLEGALITY

3.01         Inability to Determine Rates.

(a)           If the Lender reasonably determines with respect to any Loan (which determination shall be conclusive and binding absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or (ii) dollar deposits with a maturity of one month are not being offered to banks in the London interbank eurodollar market for the applicable amounts, or (iii) the LIBOR Rate does not or would not adequately and fairly reflect the cost to the Lender of funding such Loan; the Lender shall give notice thereof to the Borrowers as promptly as practicable and, until the Lender notifies the Borrowers that the circumstances giving rise to such notice no longer exist, (i) the availability of the LIBOR Rate shall be suspended and all future Loans will bear interest by reference to the Base Rate, and (ii) the interest rate for all amounts outstanding under the Loans shall be converted on the first Business Day of the next calendar month to a rate of interest per annum equal to the Base Rate.

(b)           If at any time the Lender reasonably determines (which determination shall be conclusive absent manifest error) that (i) one or more circumstances described in clause (a) of this Section have arisen and that such circumstance(s) are unlikely to be temporary, (ii) the circumstances set forth in clause (i) of this Section (b) have not arisen but the regulatory supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans, or (iii) the LIBOR Rate is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market, the Lender shall give notice thereof to the Borrowers as promptly as practicable; thereafter, the Lender and the Borrowers shall endeavor in good faith to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to any selection or recommendation of a replacement rate or the mechanism for determining such a rate and/or adjustment by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto or any evolving or then existing prevailing U.S. commercial loan market convention for such alternate rate of interest and related adjustments at such time (for example, a SOFR based rate) (the “Replacement Rate”) and shall enter into an amendment to this Agreement to reflect such alternate rate of interest with respect to the Loans and such other related changes to this Agreement as may be applicable. Effective immediately upon the Lender’s delivery of its notice as called for in the first sentence of this Section 3.01(b) and until such time as a Replacement Rate shall be determined and an amendment to this Agreement shall become effective in accordance with this Section 3.01(b) (in the case of the circumstances described in clause (ii) or (iii) of the first sentence of this Section 3.01(b), only to the extent the LIBOR Rate is not available or published at such time on a current basis), any request for a Loan shall be deemed to be a request for a Loan to bear interest at the Base Rate. The Replacement Rate shall, upon its effectiveness, replace the LIBOR Rate for all purposes under the Agreement and the provisions of this Section 3.01 shall continue to apply, to the extent applicable, to the Replacement Rate. The Replacement Rate shall be applied in a manner consistent with market practice or, to the extent such market practice is not administratively feasible for the Lender, in a manner as otherwise reasonably determined by the Lender. In no event shall the Replacement Rate be less than zero. Each of the Lender and the Borrowers agree to work together in good faith to establish a Replacement Rate.

3.02         Illegality. If the Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any (Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by the Lender to the Borrowers, (a) any obligation of the Lender to make or continue Loans bearing interest at the LIBOR Rate shall be suspended, and (b) all Loans shall bear interest at the Base Rate, in each case until the Lender notifies the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) all outstanding Loans shall bear interest by reference to the Base Rate, either on the last day of the calendar month, if the Lender may lawfully continue to maintain such Loans bearing interest at the LIBOR Rate to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans bearing interest at the LIBOR Rate and (ii) during the period of such suspension, all future Loan shall bear interest at the Base Rate until the Lender advises the Borrower that it is no longer illegal for the Lender to determine or charge interest rates based upon the LIBOR Rate. If the Lender and the Borrowers reasonably determine that such a suspension in the ability of the Lender to make or maintain Loans by reference to the LIBOR Rate will not be temporary, the Lender and the Borrowers agree to negotiate in good faith an amendment to this Agreement to establish a Replacement Rate.

3.03         Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)           If the Lender determines that any Change in Law affecting the I Lender or any lending office of the Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the commitment of the Lender or the Loans made by the Lender, to a level below that which the Lender or the lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)           A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)          Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.04         Taxes.

(a)           Defined Terms. For purposes of this Section, the term “Law” includes FATCA.

(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes. The applicable Borrower shall timely pay to the relevant Governmental Authority in accordance with Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by Borrowers. The Borrowers shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Lender shall be conclusive absent manifest error.

(e)           Evidence of Payment. As soon as practicable after any payment of Taxes by the applicable Borrower to a Governmental Authority pursuant to this Section, the Borrowers shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f)            Status of Lender.

(i)            To the extent the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender;

(ii)           Without limiting the generality of the foregoing,

(A)          if the Lender is a U.S. Person, the Lender shall deliver to the Borrowers on the date hereof (and from time to time thereafter upon the reasonable request of any Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(B)           if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on the date hereof (and from time to time thereafter upon the reasonable request of any Borrower), whichever of the following is applicable:

(1)           in the case it is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed copies of IRS Form W-8ECI;

(3)           in the case where it is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)           to the extent the Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of the Lender are claiming the portfolio interest exemption, the Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C)          the Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or about the date of this Agreement (and from time to time thereafter upon the reasonable request of any), executed copies of any other form prescribed by Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Law to permit the Borrowers to determine the withholding or deduction required to be made; and

(D)           if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers in writing of its legal inability to do so

(g)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Survival. Each party’s obligations under this Section shall survive termination of the Commitments and repayment of all other Obligations hereunder.

3.05         Mitigation. If the Lender requests compensation under Section 3.03, or requires any Borrower to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.04, then the Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.03 or 3.04, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions to Closing. The Lender shall not be obligated to make the initial advance under the Revolving Credit Commitment until the Borrowers shall have satisfied the following conditions (unless otherwise waived by the Lender in writing):

(a)           The Lender’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Lender:

(i)            counterparts of this Agreement and the Note signed on behalf of each party thereto (other than the Lender);

(ii)           counterparts of the Security Documents signed on behalf of each applicable Loan Party, together with the following:

(A)          all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Lender to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents;

(B)           the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in jurisdictions reasonably satisfactory to the Lender, copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Lender that the Liens indicated by such financing statements (or similar documents) are permitted by Section 8.01 or have been released; and

(C)           evidence that all other action that the Lender may deem reasonably necessary or desirable in order to perfect the Liens created under the Security Documents has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and consent agreements);

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv)          such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)          a favorable opinion of Morgan, Lewis & Bockius LLP to the Loan Parties, addressed to the Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(vi)          a duly executed Loan Notice, if applicable;

(vii)         a certificate of a Responsible Officer of each Loan Party either (A) stating that all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party have been obtained and are in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)        a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix)          establishment of a deposit account with Lender and delivery of all information and documentation reasonably requested by Lender related to Beneficial Ownership Certification and for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation;

(x)            all original executed RPI Agreements outstanding on the date of this Agreement (if any), including all disbursement schedules (and if no originals exist, then copies of such executed RPI Agreements and associated schedules); and

(xi)          such other instruments, documents and opinions as may be set forth in the preliminary closing checklist delivered to the Borrowers in connection with this Agreement or as the Lender shall reasonably require to evidence and secure the Loans, to comply with the provisions hereof and the requirements of regulatory authorities to which the Lender is subject, all of which, including those referred to above in this Section 4.01 shall be satisfactory in form, content and substance to the Lender.

(b)           All reasonable and documented fees required to be paid to the Lender on or before the Closing Date shall have been paid.

(c)           Unless waived by the Lender, the Borrowers shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(d)           The Borrowers and/or Parent shall have provided evidence that all liability insurance required pursuant to the Loan Documents, or that will be required in the future pursuant to the Loan Documents, regardless of the effective date of such requirement, has been obtained and is in full force and effect, together with a certificate of liability insurance.

(e)           The Lender shall have completed a due diligence investigation of the Borrower and the Parent (as applicable) in scope, and with results, reasonably satisfactory to the Lender, and shall have been given such access to the management records, books of account, contract and properties of the Loan Parries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have reasonably requested. All of the information made available to the Lender prior to the Closing Date shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Lender regarding the Loan Parties and Management that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.02         Conditions to All Extensions of Credit. The obligation of the Lender to make any Loan is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects (other than such representations and warranties already qualified by materiality, which shall be true and correct in all respects) on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than such representations and warranties already qualified by materiality, which shall be true and correct in all respects) as of such earlier date.

(b)           No Default shall exist, or would result from the making of such proposed Loan or from the application of the proceeds thereof.

(c)           The Lender shall have received a Loan Notice in accordance with the requirements hereof, which shall include a statement that the requested Revolving Loan complies with the provisions of Section 6.10 hereof.

(d)           The Revolving Loan shall be for a Validated RPI Receivable.

(e)           The Lender shall have received the materials required under the definition of a Validated RPI Receivable and also received a new Exhibit A listing such RPI Agreement.

Each request for any Loan submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Loan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the Parent represents and warrants to the Lender that:

5.01         Existence; Power. Each Loan Party (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership or limited liability company, as applicable, power and authority to carry on its business as now conducted, and (iii) except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, is duly qualified to do business, and is in good standing or in existence (as the case may be under applicable Law), in each jurisdiction where such qualification is required.

5.02         Organizational Power; Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s corporate, partnership or limited liability company, as applicable, powers and have been duly authorized by all necessary corporate, partnership or limited liability company, as applicable, and if required, shareholder, member, or partner action. This Agreement has been duly executed and delivered by each Loan Party, and constitutes, and each other Loan Document to which any Loan Party is a party constitutes, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.03         Governmental Approvals; No Conflicts. The execution, delivery and performance by any Loan Party of this Agreement or of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings to perfect Liens created under the Loan Documents, (b) will not violate any applicable Law or the Organizational Documents of such Person or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on such Person or any of its assets and (d) will not result in the creation or imposition of any Lien on any asset of such Person, except Liens permitted under Section 8.01.

5.04         Security Interests; Lien Priority. (a) The Security Documents create, as security for the Obligations, valid and enforceable, exclusive, first priority security interests in and Liens on all of the Collateral in which each Borrower has any right, title or interest, in favor of the Lender, subject to no other Liens, except as enforceability may be limited by Debtor Relief Laws and equitable principles, (b) such security interests in and Liens on the Collateral in which each Borrower has any right, title or interest are superior to and prior to the rights of all third parties in such Collateral, and (c) each Lien referred to in this Section 5.04 is the sole and exclusive Lien on the Collateral in which such Borrower has any right, title or interest.

5.05         Financial Statements; No Material Adverse Effect.

(a)           As of the Closing Date, after giving effect to this Agreement, no Borrower has any material liabilities, absolute or contingent, matured or unmatured, other than its obligations under this Agreement, the other Loan Documents, the Security Agreement.

(b)           Since the date of the financial statements most recently delivered pursuant to Section 6.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06         Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, threatened, at Law, in equity, in arbitration or before any (Governmental Authority, by or against any Borrower, the Parent or against any of their properties or assets that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07         Compliance with Laws and Agreements; No Default. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Loan Party is in default under or with respect to any Material Agreement that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated hereby.

5.08         Title to Assets. Each of the Borrowers has good title to or the right to use all of the personal property material to its business, except for such exceptions that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

5.09         Environmental Matters. The Loan Parties are not in violation of any Environmental Laws, except for any such violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10         Liability Insurance. The Loan Parties maintain liability insurance with financially sound and reputable insurance companies not Affiliates of each Person, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Person operates.

5.11         Taxes. Each Loan Party has timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to he filed by it, and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which such party has set aside on its books adequate reserves. The charges, accruals and reserves on the books of each Loan Party in respect of such taxes are adequate in such party’s reasonable commercial discretion. To Borrowers’ knowledge, there is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect. No Loan Party is party to any tax sharing agreement, other than tax-related provisions of leases, license agreements, and other commercial contracts the principal purpose of which does not relate to taxation.

5.12         ERISA Compliance. Except as would not reasonably be expected to have a Material Adverse Effect, (i) no Loan Party has established or maintains any Plan and (ii) none of a Borrower’s assets are considered “plan assets” under the regulations set forth in 29 C.F.R. § 2510.3-101.

5.13         Margin Regulations; Investment Company Act. i) No Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Revolving Loan will be used to purchase or carry any margin stock, or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(a)           No Loan is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14         Location of Offices. The principal office, chief executive office, and principal place of business of each Loan Party is at 200 Central Avenue, 15th Floor, St. Petersburg, Florida 33701.

5.15         RPI Agreements. Exhibit A attached hereto and incorporated herein by reference (or on a revised Exhibit A delivered to Lender in connection with Section 4.02(d) hereof or otherwise delivered to the Lender by the Borrowers from time to time) sets forth all of the RPI Agreements, including the names of each party, the amounts of the Revenue Participation Interests, and whether original executed RPI Agreements exist.

5.16         Securities. All Equity Securities, debentures, bonds, notes and all other securities of each Loan Party presently issued and outstanding are validly and properly issued in accordance with all applicable Laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws.

5.17         Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of each Borrower’s assets, individually, will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, provided that the amount of any contingent, unmatured or unliquidated liability at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), (ii) each Borrower, individually, will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) each Borrower, individually, will not have unreasonably small capital for the business in which it is engaged.

5.18         Disclosure. Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, taken as a whole, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder and/or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Borrower and, solely with respect to Sections 6.01, 6.03, 6.04, 6.05, 6.06, 6.07, 6.12, 6.14, 6.15 and 6.16, the Parent shall:

6.01         Financial Statements and Other Information. Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of each Borrower and Parent (except for the 2020 fiscal year, which shall be delivered by May 31, 2021), (i) a consolidated balance sheet of each of such Borrower and the Parent as of the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a certified public accounting firm of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement, to be certified by a Responsible Officer of the Borrowers and Parent, as applicable, to the effect that such statements are fairly stated in all material respects when considered in relation to the financial statements of the Borrowers and Parent; and (ii) provide compliance calculations and supporting documentation showing compliance with financial covenants in Section 6.18;

(b)           as soon as available, but in any event within 90 days after the end of each of the first three fiscal quarters of the Borrowers and Parent, a consolidated balance sheet of each of the Borrowers and Parent as of the end of such fiscal quarter, and the related consolidated statement of income for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer of the Borrowers and Parent, as applicable, to the effect that such statements are fairly stated in all material respects when considered in relation to the financial statements of the Borrowers and Parent.

(c)           as soon as available, but in any event within 30 days after the end of each month (commencing with the month ended November 30, 2020), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrowers, stating: (A) whether any Event of Default or, to its knowledge any Default, exists; and (B) (I) the calculations for the Available Commitment as of the end of such month, and (II) information and documentation supporting such calculations.

(d)           promptly after any reasonable request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(e)           promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

6.02         Notices. Promptly notify the Lender:

(a)           of the occurrence of any Default;

(b)           of any Exclusion Event;

(c)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(d)           of the occurrence of any ERISA Event that is reasonably likely to result in liability in excess of the Threshold Amount;

(e)           of any material change in accounting policies or financial reporting practices by any Loan Party; and

Each notice pursuant to Section 6.02 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.03         Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including, to the extent material, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.04         Preservation of Existence, Etc., (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, and licenses necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05         Maintenance of Insurance. To the extent applicable, maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers or the Parent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Lender of termination, lapse or cancellation of such insurance (or 10 days’ prior notice in the case of cancellation for nonpayment of premiums).

6.06         Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.07         Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or the Parent; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the applicable Loan Party.

6.08         Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine a Borrower’s corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrowers, no more than once per calendar year; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and as often as may be reasonably desired and without advance notice.

6.09         Use of Proceeds. Use the proceeds of the Revolving Loans only (a) to fund loans and/or Investments made by a Borrower pursuant to RPI Agreements and (b) recapitalize the balance sheet of the Borrowers. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

6.10         Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its respective properties to comply, in all material respects, with all applicable Environmental Laws; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its respective properties, to the extent required by Environmental Laws; provided, however, that neither the Borrowers, nor the Parent shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.11         Deposit Accounts. Cause the Borrowers to maintain their primary deposit accounts with the Lender.

6.12         Material Agreements. Perform and observe in all material respects all of the material terms and provisions of each Material Agreement to be performed or observed by it, maintain each such Material Agreement in full force and effect unless the applicable Loan Party reasonably determines such Material Agreement shall terminate or otherwise be cancelled, enforce each such Material Agreement in accordance with its terms to the extent the applicable Loan Party reasonably determines taking such action is in the best interest of such Loan Party, take all such action to such end as may be from time to time reasonably requested by the Lender and, upon the reasonable request of the Lender, make to each other party to each such Material Agreement such demands and requests for information and reports or for action as any Loan Party is entitled to make under such Material Agreement, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.13         Information Regarding Collateral. Each Borrower shall furnish to the Lender prompt written notice of any change (i) in its entity name, (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it (including the establishment of any such new office) or (iii) in its Federal Taxpayer Identification Number. Each Borrower agrees not to effect or permit any change referred to in the preceding sentence without giving the Lender at least ten (10) Business Days’ advance notice in writing.

6.14          Further Assurances.

(a)           Cause each Loan Party to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may reasonably be required under any applicable Law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or, in the case of the Borrowers, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrowers. Each Loan Party also agrees to provide to the Lender, from time to time upon request, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           Notify the Lender if any material assets are acquired by any of the Borrowers after the Closing Date (other than assets constituting Collateral under the Security Documents that have become subject to the Liens granted under such Security Documents upon acquisition thereof), and, if requested by the Lender during the continuance of an Event of Default, the Borrowers will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the reasonable and documented expense of the Borrowers.

6.15         Compliance with Loan Documents. Unless otherwise approved in accordance with the terms of this Agreement, each Loan Party will promptly comply with any and all covenants and provisions of this Agreement, the Note and all of the other Loan Documents to which it is a party.

6.16         Authorizations; Consents and Approvals. Each Loan Party will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be reasonably required to enable such Person to comply with its obligations hereunder, under the other Loan Documents and its Organizational Documents.

6.17         Maintenance of Liens. Each Borrower shall perform all such acts and execute all such documents as the Lender may reasonably request in order to enable the Lender to report, file, and record every instrument that the Lender may reasonably deem necessary in order to perfect and maintain the Lender’s liens and security interests in the Collateral and otherwise to preserve and protect the rights of the Lender that are created by the Loan Documents.

6.18         Financial Covenants. Borrowers shall maintain the following, and the calculations thereof shall be without duplication of amounts on Borrowers’ consolidated financial statement and amounts separately reflected on the financial statements of any Excluded Series:

(a)           Senior Debt to EBITDA Ratio. The Borrowers shall at all times maintain a Senior Debt to EBITDA Ratio of 5.00 to 1.00 or less.

(b)           Interest Coverage Ratio. The Borrowers shall at all times maintain an Interest Coverage Ratio of 3.00 to 1.00 or greater.

(c)            Liquidity. The Borrower shall at all times maintain Liquidity of not less than $250,000.

ARTICLE VII

SECURITY

7.01          Liens and Security Interest. To secure the payment and performance of the Obligations, subject to the terms and conditions set forth herein, (a) pursuant to the Security Agreement, each Borrower shall grant to the Lender a first priority security interest in and to the Collateral (as such terms are defined therein), and (b) pursuant to an Account Control Agreement, each Borrower shall grant to the Lender an exclusive, perfected, first priority security interest in the deposit accounts with Lender and all of the proceeds thereof as more fully described in such Account Control Agreement.

7.02          Lender Offset. Each Borrower hereby grants to the Lender a right of offset, to secure repayment of the Obligations, upon any and all monies, securities, or other property of such Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to the Lender, from or for the account of such Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of such Borrower, and any and all claims of such Borrower against the Lender at any time existing. The Lender is hereby authorized at any time and from time to time during the existence of an Event of Default, without notice to the Borrowers, to offset, appropriate, apply, and enforce such right of offset against any and all items hereinabove referred to against the Obligations. The Borrowers shall be deemed directly indebted to the Lender, in the full amount of the Obligations, and the Lender shall be entitled to exercise the rights of offset provided for above. The Lender shall give the Borrowers prompt notice of any action taken pursuant to this Section 7.02, but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrowers with respect to such action.

7.03          Agreement to Deliver Additional Security Documents. The Borrowers shall deliver to the Lender true and correct copies of the fully executed RPI Agreement and all related documents within ten (10) Business Days following execution of any Term Sheet Validated RPI Receivable. In addition, to the extent any originals of such RPI Agreements and related documents exist, the applicable Borrower agrees to delivery of such originals upon the earlier of (A) such time period as is reasonably practicable or (B) two (2) Business Days following Lender’s request for originals. The Borrowers shall not provide originals of any RPI Agreement and any personal guaranty to anyone other than Lender. The Borrowers shall promptly and in any event within fifteen (15) days after a written request received from the Lender, deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Security Documents), in form and substance reasonably satisfactory to the Lender, as the Lender may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Lender, first and exclusive security interests in the Collateral, as the Lender may reasonably require.

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ARTICLE VIII

NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder and/or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower, and with respect to Section 8.06, the Parent, shall not directly or indirectly:

8.01         Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names the Borrower as debtor, or assign any accounts or other right to receive income, other than the following:

(a)       Liens pursuant to any Loan Document;

(b)       Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)       pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d)       deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)       Liens securing judgements for the payment of money not constituting an Event of Default under Section 9.01(h);

(f)        Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits not to exceed $10,000 (including the right of setoff) that are customary in the banking industry; and

(g)       other Liens not covered by clauses (a) through (f) above securing an aggregate amount of obligations not to exceed $200,000 at any time outstanding.

8.02         Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except (a) Indebtedness under the Loan Documents, (b) Indebtedness under letters of credit issued by UMB Bank, n.a. or its Affiliate and (c) other Indebtedness not covered by clauses (a) or (b) above in an aggregate amount not to exceed $200,000 at any time outstanding.

8.03         Investments. Make or hold any Investments, except Investments by any Borrower pursuant to any RPI Agreements or any other similar preferred equity Investment to the extent not excluded under Section 2.01(c) and temporary Investments in cash or Cash Equivalents in the ordinary course of business.

8.04         Fundamental Changes. (a) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or (b) form or acquire any Subsidiaries, provided, any Series may be combined into any other Series or otherwise Dispose of its assets or another Series so long as such survivor/transferee is a Loan Party.

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8.05         Dispositions. Make any Disposition or enter into any agreement to make any Disposition, including the Disposition of cash to an Issuer in exchange for equity in the event of a default of such Issuer under its RPI Agreement, except:

(a)       Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)       Disposition of assets among the Series; and

(c)       Dispositions of escrowed funds pursuant to the RPI Agreements.

8.06         Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, each Loan Party shall be permitted to make Restricted Payments, incur any obligation (contingent or otherwise) to do so, issue or sell any Equity Interests, or accept any capital contributions, in each case that would otherwise be permitted (or not prohibited, as the case may be) under its Organizational Documents.

8.07         Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers on the date hereof or any business substantially related or incidental thereto.

8.08         Transactions with Affiliates. Enter into any transaction (other than any Restricted Payment permitted under Section 8.06) of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the applicable Borrower as would be obtainable by such Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

8.09         Restrictive Agreements. Enter into or permit to exist any Material Agreement (other than this Agreement, any other Loan Document) that (a) limits the ability of a Borrower to create, incur, assume or suffer to exist Liens on property of such Borrower; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Borrower.

8.10         Accounting Changes. Make any (a) material change in accounting policies or reporting practices, except as required by GAAP, or (b) change its fiscal year, in each case without Lender’s prior written consent (which consent will not be unreasonably withheld or delayed).

8.11         ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Borrowers shall not establish or maintain any Plan and (ii) the Borrower shall not permit any of its assets to become “plan assets” under the regulations set forth in 29 C.F.R. §2510.3-101.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01         Events of Default. Any of the following shall constitute an Event of Default:

(a)       Any Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within three (3) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

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(b)       Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.04, 6.08, 6.09, 6.11, Article VII or Article VIII; or

(c)       Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)       Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein or in any other Loan Document shall be incorrect or misleading in any material respect (without duplication of any materiality qualifiers therein) when made or deemed made; or

(e)       (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or (Guarantee (other than Indebtedness hereunder and Indebtedness under Rate Management Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, in each case beyond the applicable grace period with respect thereto, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or (Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs any termination under any Rate Management Agreement resulting in the Swap Termination Value owed by such Loan Party as a result thereof to be greater than the Threshold Amount; or

(f)       Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)       Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(h)       There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

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(i)        (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)        Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any of their respective Affiliates contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)       There occurs any Change of Control; or

(l)        Any Security Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 8.01) on the Collateral purported to be covered thereby.

9.02         Remedies upon Event of Default. Upon the occurrence and during the continuation of any one or more of the Events of Default, at the Lender’s option, all obligations on the Lender’s part to make the Loan, or to make any further disbursements hereunder shall cease and terminate, and the Loan and all sums then or thereafter due under any and all of the Loan Documents shall, in the case of an Event of Default, thereupon become immediately due and payable. Without limitation of the foregoing, upon the occurrence of an Event of Default described in subsections (f) or (g) of Section 9.01 of this Agreement, the Lender’s obligation to make advances under the Commitments shall automatically terminate and the Loans and all other Obligations of the Borrowers hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, and the Borrowers hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. Upon the occurrence and during the continuation of an Event of Default, Lender may (a) set off the amounts due Lender under the Loan Documents against any and all accounts, credits, money, securities or other property of any Borrower now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of such Borrower, without notice to or the consent of such Borrower and (b) enforce any or all of its rights hereunder or under any other Loan Documents, or at law or in equity.

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ARTICLE X

CONTINUING GUARANTY

10.01       Guaranty Agreement. The Parent hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Lender, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender in connection with the collection or enforcement thereof) (the “Guaranty Agreement”). The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Parent, and conclusive for the purpose of establishing the amount of the Obligations. This (Guaranty Agreement shall nor be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Parent under this Guaranty Agreement, and the Parent hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02       Rights of Lender. The Parent consents and agrees that the Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty Agreement or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender, in its discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Parent consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Parent under this Guaranty Agreement or which, but for this provision, might operate as a discharge of the Parent.

10.03       Certain Waivers. The Parent waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender) of the liability of the Borrowers; (b) any defense based on any claim that the Parent’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting the Parent’s liability hereunder; (d) any right to proceed against the Borrowers, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Parent expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty Agreement or of the existence, creation or incurrence of new or additional Obligations.

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10.04       Obligations Independent. The obligations of the Parent hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Parent to enforce this Guaranty Agreement whether or not the Borrowers or any other Person is joined as a party.

10.05       Subrogation. The Parent shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty Agreement until all of the Obligations and any amounts payable under this Guaranty Agreement have been indefensibly paid and performed in full and the Commitments and the Commitments are terminated. If any amounts are paid to the Parent in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to reduce the amount of the Obligations, whether matured or unmatured.

10.06       Termination; Reinstatement. The guaranty provided hereunder is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Article X are indefeasibly paid in full in cash and the Commitments with respect to the Obligations are terminated. Notwithstanding the foregoing, the guaranty provided hereunder shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers or the Parent is made, or the Lender exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender is in possession of or have released the guaranty obligation hereunder and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Parent under this paragraph shall survive termination of this Agreement.

10.07       Subordination. The Parent hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to the Parent, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to the Parent as subrogee of the Lender or resulting from the Parent’s performance under this Agreement, to the indefeasible payment in full in cash of all Obligations. the Lender so requests at any time when an Event of Default has occurred and is continuing, any such obligation or indebtedness of the Borrowers to the Parent shall be enforced and performance received by the Parent as trustee for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Obligations, but without reducing or affecting in any manner the liability of the Parent under this Agreement.

10.08       Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Parent immediately upon demand by the Lender.

10.09       Condition of Borrower. The Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as the Parent requires, and that the Lender has no duty, and the Parent is not relying on the Lender at any time, to disclose to the Parent any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (the Parent waiving any duty on the part of the Lender to disclose such information and any defense relating to the failure to provide the same).

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ARTICLE XI

MISCELLANEOUS

11.01       Waivers; Amendments.

(a)       No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing among the Borrowers and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)       No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by such Loan Party and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.02       Notices.

(a)       Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, as follows:

To the Borrowers:	200 Central Avenue, 15th Floor
St. Petersburg, Florida 33701
Attn: Harris Baltch, Head of M&A

To Parent:	200 Central Avenue, 15th Floor
St. Petersburg, Florida 33701
Attn: Jonathan Morris, General Counsel

To the Lender:	UMB Bank, n.a.
1010 Grand Boulevard
Kansas City, MO 64106
Attention: Chris Bannister

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Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, be effective when delivered for overnight (next-day) delivery, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Lender pursuant to Article II shall not be effective until actually received by the Lender at its address specified in this Section 11.02.

(b)       Any agreement of the Lender herein to receive certain notices by telephone, facsimile or e-mail is solely for the convenience and at the request of the Borrowers. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Lender shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Lender in reliance, on good faith, upon such telephonic, facsimile or electronic notice, absent the Lender’s gross negligence or willful misconduct. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic, facsimile or electronic notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic, facsimile or electronic notice absent the Lender’s gross negligence or willful misconduct.

11.03        Expenses; Indemnification.

(a)       The Borrowers shall pay (i) all reasonable and documented, out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable and documented fees, charges and disbursements of outside counsel actually incurred at standard hourly rates) in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of outside counsel actually incurred at standard hourly rates) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)       The Loan Parties shall indemnify the Lender and each of the Related Parties of the Lender (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) the fraudulent actions or misrepresentations of any Loan Party in connection with the transactions contemplated by this Agreement and the other Loan Documents, or any breach by a Loan Party of its obligations under this Agreement or any other Loan Documents, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned by any Borrower or any Environmental Liability related in any way to any Borrower, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by a Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of a Loan Party and that is brought by an Indemnitee against another Indemnitee.

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(c)       To the extent permitted by applicable Law, no party hereto or Indemnitee shall assert, and hereby waives, any claim against any Indemnitee or other party hereto, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(d)       All amounts due under this Section shall be payable promptly after written demand therefore.

(e)       Each reference in this Agreement or any other Loan Document to any fees, expenses or disbursements of attorneys for or counsel to Lender shall be deemed to mean fees, expenses or disbursements actually incurred at standard hourly rates without reference to any statutory presumption or percentage.

11.04       Successors and Assigns.

(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by such Loan Party without such consent shall be null and void).

(b)       The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Revolving Credit Commitment and the Loans at the time owing to it); provided, that the Borrowers must give their prior written consent (which consent shall not be unreasonably withheld or delayed and it being understood that the Borrowers shall be deemed to be acting reasonably in withholding their consent to an assignment resulting in any material increased cost or obligation to the Borrowers) to any assignment, except an assignment to an Affiliate of the Lender (unless such Affiliate would cause the Borrowers to incur any material additional costs or obligations, including with respect to any Taxes), or during the occurrence and continuation of an Event of Default (and any attempted assignment or transfer by the Lender without the required consent shall be null and void). Upon the execution and delivery of an assignment agreement by the Lender and such assignee as permitted hereunder and payment by such assignee of an amount equal to the purchase price agreed between the Lender and such assignee, such assignee shall become a parry to this Agreement and the other Loan Documents and shall have the rights and obligations of a Lender under this Agreement, and the Lender shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any such assignment hereunder, the Lender, the assignee and the Borrowers shall make appropriate arrangements to have new Notes issued to reflect such assignment.

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(c)       The Lender may at any time, without the consent of the Borrowers, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement; provided, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrowers and the Lender shall continue to deal solely and directly with each other in connection with the Lender’s and the Borrower’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any decrease in the interest rate provided for herein or an extension of the Maturity Date that affects such Participant. The Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)       The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

11.05       Governing Law; Jurisdiction; Consent to Service of Process.

(a)       This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Missouri.

(b)       Each of the Lender and each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of Western District of Missouri, and of any state court of the State of Missouri located in Jackson County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Missouri state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

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(c)       Each of the Lender and each Loan Party irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.02. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

11.06       WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAVER WITH ITS COUNSEL.

11.07       Right of Setoff; Payment Set Aside.

(a)       In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to any Loan Party, any such notice being expressly waived by each Loan Party to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrowers or the Parent against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrowers or the Parent (as the case may be) after any such set-off and any application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(b)       To the extent that any payment by or on behalf of the Borrowers is made to the Lender or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

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11.08       Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

11.09       Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Credit Commitment has not expired or terminated. The provisions of Section 11.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

11.10       Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11       Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

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11.12       Confidentiality. Lender agrees to keep information obtained by it pursuant hereto and the other Loan Documents, whether before or after the Closing Date, confidential in accordance with Lender’s customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to its Affiliates and to its and its Affiliate’s employees, representatives and agents; provided, that such Persons are informed of the confidential nature of such information and have agreed in writing to keep such information confidential, (b) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section or (ii) available to Lender on a non-confidential basis from a source other than a Loan Party; provided, that such information was not furnished by a source known by it to be prohibited from disclosing such information by contractual, legal or fiduciary obligation to the Borrowers or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or any other regulatory authority purporting to have jurisdiction over it, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or (e) to current or prospective assignees, Participants and contractual counterparties in any Rate Management Agreement permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, Participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 11.12. Notwithstanding any other provision in this Agreement, Lender hereby agrees that the Borrowers and the Parent (and each of their respective officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Loans and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

11.13       USA PATRIOT Act Notice. The Lender hereby notifies each of the Parent and the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each of the Parent and the Borrower, which information includes the name and address of such Person and other information that will allow the Lender to identify each such Person in accordance with the Act.

11.14       State-Specific Provisions. The following notice is given to comply with Section 432.047 of the Revised Statutes of Missouri:

ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first written above.

DYNASTY CAPITAL STRATEGIES LLC,
For itself and on behalf of,
Dynasty Capital Strategies LLC – Series Americana,
Dynasty Capital Strategies LLC – Series Wyeth,
Dynasty Capital Strategies LLC – Series DBR,
Dynasty Capital Strategies LLC – Series Boulevard West,
Dynasty Capital Strategies LLC – Series GDP,
Dynasty Capital Strategies LLC – Series Interchange,
and
Dynasty Capital Strategies LLC – Series Cyndeo

By:	Dynasty Financial Partners, LLC, its Manager

	By:	/s/ Jonathan Morris
	Name:	Jonathan Morris
	Title:	General Counsel

DYNASTY FINANCIAL PARTNERS, LLC

By:	/s/ Jonathan Morris
Name:	Jonathan Morris
Title:	General Counsel

UMB BANK, n.a.

By:	/s/ Christopher Bannister
Name:	Christopher Bannister
Title:	Vice President

Signature Page to Credit Agreement